                                                                    EXHIBIT 99.1

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     On January 31, 2005, MetLife, Inc. ("MetLife"), and Citigroup Inc. ("Citigroup"), entered into an Acquisition Agreement (the "Agreement"), pursuant to which MetLife agreed to acquire for $11.5 billion in consideration, subject to certain closing adjustments and financing arrangements, and receipt of regulatory approvals, all of the outstanding shares of capital stock of certain of the domestic and international insurance subsidiaries of Citigroup, referred to as the Citigroup Life Insurance and Annuities businesses ("Citigroup L&A"). The closing is expected to occur during the summer of 2005. The Agreement provides for Citigroup's execution of specific transactions to exclude certain assets and liabilities prior to the closing, and these transactions have been reflected in the Citigroup L&A historical combined financial statements as if completed as of December 31, 2004. The Citigroup L&A combined financial statements are included as an exhibit in the Form 8-K with which this financial information is filed.

     The following unaudited pro forma condensed consolidated financial information consolidates the historical consolidated statement of income and consolidated balance sheet of MetLife and the historical combined statement of income and combined balance sheet of Citigroup L&A. Those historical financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). The unaudited pro forma condensed consolidated financial information has been prepared using the assumptions described in the notes thereto.

     The unaudited pro forma condensed consolidated financial information below should be read in conjunction with the notes thereto and the historical combined financial statements of Citigroup L&A, including the notes thereto, which are also included as an exhibit to the Form 8-K with which this financial information is filed, as well as in conjunction with the historical consolidated financial information of MetLife included in its Annual Report on Form 10-K for the year ended December 31, 2004. This unaudited pro forma condensed consolidated financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of the consolidated company that would have actually occurred had the acquisition been effective during the period presented or of the future financial position or future results of operations of the consolidated company. The consolidated financial information as of and for the period presented may have been different had the companies actually been consolidated as of or during that period due to, among other factors, possible revenue enhancements, expense efficiencies and integration costs. Additionally, as discussed in Note 1, the actual allocation of the purchase price to the acquired assets and liabilities may vary materially from the assumptions used in preparing the unaudited pro forma condensed consolidated financial information.

                                 METLIFE, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 2004

                                                        HISTORICAL           PRO FORMA     PRO FORMA
                                                 ------------------------    PURCHASE      FINANCING                  PRO FORMA
                                                 METLIFE    CITIGROUP L&A   ADJUSTMENTS   ADJUSTMENTS     NOTES      CONSOLIDATED
                                                 --------   -------------   -----------   -----------   ----------   ------------
                                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
                                                                               INCREASE/(DECREASE)
ASSETS
Investments:
  Fixed maturities available-for-sale, at fair
    value......................................  $176,763      $45,433       $   (160)      $(1,404)    3(a), 3(b)     $220,632
  Equity securities, at fair value.............     2,188          346             --            --                       2,534
  Mortgage and other loans.....................    32,406        2,246             73            --        3(c)          34,725
  Policy loans.................................     8,899        1,084              5            --        3(d)           9,988
  Real estate and real estate joint ventures
    held-for-investment........................     3,981          258            145          (478)    3(e), 3(f)        3,906
  Real estate held-for-sale....................       252           37             14            --        3(g)             303
  Other limited partnership interests..........     2,907        1,422             --            --                       4,329
  Short-term investments.......................     2,663        3,301             --            --                       5,964
  Trading securities...........................        --        1,504             --            --                       1,504
  Other invested assets........................     4,926          318            245            --        3(h)           5,489
                                                 --------      -------       --------       -------                    --------
    TOTAL INVESTMENTS..........................   234,985       55,949            322        (1,882)                    289,374

Cash and cash equivalents......................     4,051          501        (10,623)       10,623        3(i)           4,552
Common stock issuance and distribution.........        --           --         (1,000)        1,000        3(i)              --
Accrued investment income......................     2,338          547             --            --                       2,885
Premiums and other receivables.................     6,696        4,183          1,064            --        3(j)          11,943
Deferred policy acquisition costs..............    12,752        2,926         (2,926)           --        3(l)          12,752
Value of business acquired.....................     1,584           91          2,852            --     3(m), 3(n)        4,527
Goodwill.......................................       633          225          4,631            --     3(o), 3(p)        5,489
Other intangible assets........................        --           --            179            --        3(q)             179
Assets of subsidiaries held-for-sale...........       379           --             --            --                         379
Other assets...................................     6,621        1,728            (11)           74       3(r),           8,412
                                                                                                        3(ff), 3(s)
Separate account assets........................    86,769       31,183             --            --                     117,952
                                                 --------      -------       --------       -------                    --------
    TOTAL ASSETS...............................  $356,808      $97,333       $ (5,512)      $ 9,815                    $458,444
                                                 ========      =======       ========       =======                    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Future policy benefits.......................  $100,159      $12,756       $  3,110       $    --     3(j), 3(ff)    $116,025
  Policyholder account balances................    83,570       36,061          2,634            --        3(k)         122,265
  Other policyholder funds.....................     6,984        1,471             --            --                       8,455
  Policyholder dividends payable...............     1,071           --             --            --                       1,071
  Policyholder dividend obligation.............     2,243           --             --            --                       2,243
  Short-term debt..............................     1,445           --             --         1,000        3(t)           2,445
  Long-term debt...............................     7,412            5           (154)        4,700     3(a), 3(t)       11,963
  Shares subject to mandatory redemption.......       278           --             --            --                         278
  Liabilities of subsidiaries held-for-sale....       240           --             --            --                         240
  Current income taxes payable.................       421          (15)            50           460     3(ff), 3(f)         916
  Deferred income taxes payable................     2,473          850         (1,976)          (51)    3(u), 3(f)        1,296
  Payables under securities loaned
    transactions...............................    28,678        2,040             --            --                      30,718
  Trading securities sold not yet purchased....        --          473             --            --                         473
  Other liabilities............................    12,241        3,562           (229)          111     3(v), 3(w)       15,685
  Separate account liabilities.................    86,769       31,183             --            --                     117,952
                                                 --------      -------       --------       -------                    --------
    TOTAL LIABILITIES..........................   333,984       88,386          3,435         6,220                     432,025
                                                 --------      -------       --------       -------                    --------
Stockholders' Equity:
  Common stock, par value $0.01 per share;.....         8           --             --            --                           8
  Additional paid-in capital...................    15,037           --                        1,000        3(t)          16,037
  Preferred stock, par value $0.01 per
    share;.....................................        --           --             --            --                          --
  Additional paid-in capital...................        --           --                        1,948        3(t)           1,948
  Common stock of Citigroup L&A................        --          131           (131)           --        3(x)              --
  Additional paid-in capital...................        --        3,141         (3,141)         (111)    3(x), 3(w)         (111)
  Retained earnings............................     6,608        4,030         (4,030)          758     3(x), 3(f)        7,366
  Treasury stock, at cost;.....................    (1,785)          --             --            --                      (1,785)
  Accumulated other comprehensive income.......     2,956        1,645         (1,645)           --        3(x)           2,956
                                                 --------      -------       --------       -------                    --------
    TOTAL STOCKHOLDERS' EQUITY.................    22,824        8,947         (8,947)        3,595                      26,419
                                                 --------      -------       --------       -------                    --------
    TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY...................................  $356,808      $97,333       $ (5,512)      $ 9,815                    $458,444
                                                 ========      =======       ========       =======                    ========

 See notes to unaudited pro forma condensed consolidated financial information.

                                 METLIFE, INC.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2004

                                           HISTORICAL           PRO FORMA     PRO FORMA
                                     -----------------------    PURCHASE      FINANCING                    PRO FORMA
                                     METLIFE   CITIGROUP L&A   ADJUSTMENTS   ADJUSTMENTS      NOTES       CONSOLIDATED
                                     -------   -------------   -----------   -----------   ------------   ------------
                                                           (IN MILLIONS, EXCEPT PER SHARE DATA)
                                                                    INCREASE/(DECREASE)
REVENUES
Premiums...........................  $22,316      $1,314          $  --         $  --                       $23,630
Universal life and investment-type
  product policy fees..............    2,900         711             34            --          3(y)           3,645
Net investment income..............   12,418       2,973           (311)         (159)     3(z), 3(aa)       14,921
Other revenues.....................    1,198         161            (83)           --         3(bb)           1,276
Net investment gains...............      182          14             --            --                           196
                                     -------      ------          -----         -----                       -------
  TOTAL REVENUES...................   39,014       5,173           (360)         (159)                       43,668
                                     -------      ------          -----         -----                       -------
EXPENSES
Policyholder benefits and claims...   22,662       1,529            (36)           --          3(j)          24,155
Interest credited to policyholder
  account balances.................    2,998       1,386           (227)           --          3(k)           4,157
Policyholder dividends.............    1,814          --             --            --                         1,814
Other expenses.....................    7,761       1,014           (131)          279      3(cc), 3(dd)       8,923
                                     -------      ------          -----         -----                       -------
  TOTAL EXPENSES...................   35,235       3,929           (394)          279                        39,049
                                     -------      ------          -----         -----                       -------
Income from continuing operations
  before provision for income
  taxes............................    3,779       1,244             34          (438)                        4,619
Provision for income taxes.........    1,071         343             83          (153)        3(ee)           1,344
                                     -------      ------          -----         -----                       -------
INCOME FROM CONTINUING
  OPERATIONS.......................  $ 2,708      $  901          $ (49)        $(285)                      $ 3,275
                                     =======      ======          =====         =====                       =======
EARNINGS PER SHARE
Income from continuing operations
  available to common stockholders
  Basic............................  $  3.61                                                                $  4.08
                                     =======                                                                =======
  Diluted..........................  $  3.59                                                                $  4.05
                                     =======                                                                =======
Weighted average number of common
  shares outstanding (in millions)
  Basic............................    749.7                                                                  773.8
                                     =======                                                                =======
  Diluted..........................    754.8                                                                  778.9
                                     =======                                                                =======

 See notes to unaudited pro forma condensed consolidated financial information.

                                 METLIFE, INC.

                        NOTES TO THE UNAUDITED PRO FORMA

                  CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION

     The unaudited pro forma condensed consolidated financial information gives effect to the proposed acquisition as if it had occurred at December 31, 2004 for the purposes of the unaudited pro forma condensed consolidated balance sheet and at January 1, 2004 for the purposes of the unaudited pro forma condensed consolidated statement of income. The unaudited pro forma condensed consolidated financial information has been prepared by MetLife's management and is based on MetLife's historical consolidated financial statements and Citigroup L&A's historical combined financial statements, which have been prepared by Citigroup. Certain amounts from Citigroup L&A's historical combined financial statements have been reclassified to conform to the MetLife presentation. In accordance with Article 11 of Regulation S-X, discontinued operations and cumulative effects of changes in accounting and the related earnings per share data have been excluded from the presentation of the unaudited pro forma condensed consolidated statement of income.

     This unaudited pro forma condensed consolidated financial information is prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). The unaudited pro forma condensed consolidated balance sheet at December 31, 2004 and the unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2004 have been prepared using the following information:

     (a) Audited historical consolidated financial statements of MetLife as of and for the year ended December 31, 2004;

     (b) Audited historical combined financial statements of Citigroup L&A as of and for the year ended December 31, 2004; and

     (c) Such other supplementary information as considered necessary to reflect the acquisition in the unaudited pro forma condensed consolidated financial information.

     The pro forma adjustments reflecting the acquisition of Citigroup L&A under the purchase method of accounting are based on certain estimates and assumptions. The unaudited pro forma condensed consolidated adjustments may be revised as additional information becomes available. The actual adjustments upon consummation of the acquisition and the allocation of the purchase price of Citigroup L&A will depend on a number of factors, including additional financial information available at such time, changes in values and changes in Citigroup L&A's operating results between the date of preparation of this unaudited pro forma condensed consolidated financial information and the effective date of the acquisition. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. MetLife's management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial information.

     The excess of the purchase price over the estimated fair value of the net assets acquired, including identifiable intangible assets, has been allocated to goodwill. The unaudited pro forma condensed consolidated financial information does not include the anticipated financial benefits or expenses from such items as expense efficiencies or revenue enhancements arising from the acquisition nor does the unaudited pro forma condensed consolidated financial information include the portion of restructuring and integration costs to be incurred by MetLife.

     The unaudited pro forma condensed consolidated financial information is not intended to reflect the results of operations or the financial position that would have resulted had the acquisition been affected on the dates indicated, or the results that may be obtained by the consolidated company in the future. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical

                                 METLIFE, INC.

                        NOTES TO THE UNAUDITED PRO FORMA

          CONDENSED CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

consolidated financial statements of MetLife included in MetLife's Annual Report on Form 10-K for the year ended December 31, 2004, the historical combined financial statements of Citigroup L&A included as an exhibit in the Form 8-K with which this financial information is filed, and the other information in the Form 8-K.

2.  PURCHASE PRICE AND FINANCING CONSIDERATIONS

     Pursuant to the Agreement, MetLife will pay Citigroup $11.5 billion in consideration for all of the outstanding shares of capital stock of certain of the domestic and international insurance subsidiaries of Citigroup, constituting the Citigroup L&A businesses. The Agreement provides for Citigroup's execution of specific transactions to exclude certain assets and liabilities prior to the closing, and these transactions have been reflected in the Citigroup L&A historical combined financial statements as if completed as of December 31, 2004. The closing is expected to occur during the summer of 2005. This purchase price is subject to certain adjustments at closing, including adjustments based on differences between estimated and actual equity at closing and agreed-upon minimum risk based capital ("RBC") levels. The potential purchase price adjustments are more fully described in the Agreement.

     Under the terms of the Agreement, MetLife may, at its discretion, issue up to $3 billion of its common stock to Citigroup as part of the funding of the purchase price. The remainder of the purchase price must be paid in cash. The financing related to the cash portion of the purchase price will be finalized immediately prior to the closing of the transaction and may include the use of short-term bridge financing.

     The pro forma financial information included herein reflects management's best estimate of the forms and amounts of financing at the time this pro forma financial information was prepared. The actual form of financing of the acquisition may involve different forms of financing and/or different amounts of the same financing vehicles. These differences in form and amount of financing could result in materially different pro forma adjustments than those presented in this pro forma financial information. The actual financing forms and amounts of financing will not be determined until shortly before the closing date of the acquisition. The pro forma financial information presented herein assumes the following:

     (i) MetLife will issue $1 billion, 24.1 million shares, of common stock to Citigroup in the transaction. For purposes of computing the number of shares of common stock to be issued to Citigroup, the price of the MetLife common stock to be issued is assumed to be $41.44 per common share, which represents the average closing price of MetLife's common stock on the New York Stock Exchange for the ten-day period ending May 11, 2005. The impact on pro forma earnings per share of issuing the maximum amount, $3 billion, of consideration in common stock is described in Note 4. The number of shares to be issued for purposes of that calculation was computed using the same average closing price as described above.

     (ii) The remaining $10.5 billion of purchase price will be paid to Citigroup in cash and will be funded by MetLife in part through:

        a) The sale of a real estate property and available-for-sale fixed maturity securities. The unaudited pro forma condensed consolidated statement of income reflects the reduction in investment income from the sale of such real estate and fixed maturity securities. The unaudited pro forma condensed consolidated statement of income does not reflect the anticipated gain/(loss) on the sale of such investments as such gains/(losses) would be reported as discontinued operations or are sales that would not be part of the normal course of business.

        b) The issuance of commercial paper and various forms of securities including senior debt, mandatorily convertible equity units, and perpetual preferred stock. The unaudited pro forma condensed consolidated statement of income reflects the impact of these financing arrangements using MetLife's current anticipated borrowing and dividend rates for such types of securities.

                                 METLIFE, INC.

                        NOTES TO THE UNAUDITED PRO FORMA

          CONDENSED CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

           These assumptions are made based on the best information available at the time the unaudited pro forma condensed consolidated financial information was prepared. Changes in risk-free interest rates and credit spreads could change the assumed borrowing and dividend rates for such types of securities.

        c) Bridge financing which would be a short-term substitution for some or all of the longer term financing alternatives may be considered. The amount and term of the bridge financing will depend upon the timing of the closing of the transaction in combination with market access and market conditions at such time.

     For purposes of presentation in the unaudited pro forma condensed consolidated financial information, the financing of the acquisition and allocation of purchase price is assumed to be as follows:

                                                                        EXPECTED
                                                      RANGE OF           ANNUAL             EXPECTED
                                    ANTICIPATED      POTENTIAL         INTEREST/             ANNUAL
                                     FINANCING       FINANCING          DIVIDEND           INTEREST/
SOURCES:                              AMOUNT          AMOUNTS          RATE(4)(5)        DIVIDEND(4)(5)
--------                           -------------   --------------     ------------       --------------
                                   (IN MILLIONS)   (IN MILLIONS)          (%)            (IN MILLIONS)
Cash.............................     $ 3,049      $2,500 - 3,500          --(1)(2)         --    (1)(2)
Debt.............................       3,700       3,000 - 5,000     2.85 - 6.00%            $175
Mandatorily convertible equity
  units..........................       2,000       2,000 - 3,000     3.50 - 4.50%              80
Perpetual preferred stock........       2,000       1,000 - 2,000     4.00 - 6.50%             120
MetLife, Inc. common stock.......       1,000       1,000 - 3,000          --(3)            --    (3)
                                      -------
  Total sources of funds.........     $11,749
                                      =======
USES:
Debt and equity issuance
  costs -- See pro forma
  adjustments 3(s) and 3(t) in
  Note 3.........................     $   126
                                      -------
Other transaction costs -- See
  pro forma adjustment 3(i) in
  Note (3).......................         123
Purchase price paid to
  Citigroup......................      11,500
                                      -------
  Total purchase price...........      11,623
                                      -------
     Total uses of funds.........     $11,749
                                      =======
PURCHASE PRICE ALLOCATION:
Total purchase price.............     $11,623
                                      -------
Net balance sheet assets
  acquired:
  Carrying value of net balance
     sheet assets prior to the
     acquisition.................       8,947
     Estimated fair value
       adjustments...............      (2,180)
                                      -------
     Estimated fair value of net
       balance sheet assets
       acquired..................       6,767
                                      -------
     Goodwill....................     $ 4,856
                                      =======

---------------

(1) -- A real estate property with a carrying value of $478 million was sold on May 4, 2005 for $1,720 million, resulting in a gain of $758 million, net of current income taxes payable of $460 million, deferred income taxes of ($51) million and transaction costs of $75 million. The real estate is being

                                 METLIFE, INC.

                        NOTES TO THE UNAUDITED PRO FORMA

          CONDENSED CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

       sold to facilitate the funding of the acquisition. Net investment income on such real estate property was $67 million during 2004. The sale of the real estate property and the elimination of the related net investment income are reflected as pro forma adjustments in the unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statement of income, respectively. The unaudited pro forma condensed consolidated statement of income does not reflect the anticipated gain on the sale of such investment as such gain would be reported as discontinued operations. See pro forma adjustment 3(f).

(2) -- The sale of fixed maturities with a carrying value of $1,404 million have been assumed sold to fund the purchase price. The net investment income on such fixed maturities of $92 million was computed based upon the average yield of fixed maturities of 6.55% during 2004. The sale of the fixed maturities and the elimination of the related investment income are reflected as pro forma adjustments in the unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statement of income, respectively. Any gain/loss on the sale of such investments would not be part of the normal course of business and, as such, has not been reflected in the accompanying unaudited pro forma condensed consolidated statement of income. See pro forma adjustment 3(b).

(3) -- Common stock dividend rates are set annually and are not reflected in the unaudited pro forma condensed consolidated financial information.

(4) -- Debt and perpetual preferred stock may be issued in one or more series. Debt securities are expected to consist of a combination of instruments with varying maturities and interest rates, which may be fixed or floating. The perpetual preferred stock is also expected to consist of a mix of fixed and floating rate issuances.

      The ranges of interest and dividend rates noted above, which have been used to calculate the impact of the financing on the pro forma financial information, reflect the range associated with such potential issuances and are based on MetLife's borrowing rates to the date of this Form 8-K. The actual interest and dividend rates may differ from those estimated above.

      The range of interest rates presented above relative to the mandatorily convertible equity units (MCEUs) reflects only the interest rate on the debt portion of such securities. The rate on the MCEUs presented above does not reflect the contractual payment rate on the forward share purchase contract associated with such securities, which has been assumed to be 2%, and is reflected on a discounted basis as a $111 million reduction in additional paid-in capital. The discount of such contractual payments is amortized into income over the three year term of such contracts.

      MetLife's borrowing rates are sensitive to changes in risk-free rates and credit spreads. An increase in composite interest rates of one-quarter of a percent on debt issuances would result in an increase in annual interest expense of $13 million. Preferred dividends would increase by $5 million as a result of a one-quarter of a percent change in dividend rates and the related impact on earnings per share would be minor.

(5) -- In addition to the financing alternatives shown above, MetLife has signed a commitment letter with term sheet for a facility to provide up to $7 billion in bridge financing for a period not to exceed 364 days from the earlier of the seventh day prior to closing or June 24, 2005. The net cash proceeds of certain of the financing alternatives shown above will be used to repay or reduce the amount available under the bridge facility. The bridge facility provides for an interest rate of either (i) a base rate equal to the higher of the Federal Funds Rate plus 1/2% or Bank of America's prime rate or (ii) LIBOR plus 25, 30 or 45 basis points, depending on MetLife's debt rating. As the bridge financing is expected to be temporary in nature, it would be a substitute for certain of the aforementioned financing alternatives, and would bear a short-term interest rate; therefore, no additional interest expense has been reflected in the accompanying unaudited pro forma condensed consolidated financial information.

                                 METLIFE, INC.

                        NOTES TO THE UNAUDITED PRO FORMA

          CONDENSED CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

     The purchase price is allocated to balance sheet assets acquired (including identifiable intangible assets arising from the acquisition) and liabilities assumed based on their estimated fair value. The fair value adjustments to the Citigroup L&A historical combined balance sheet in connection with the acquisition are described below in Note 3. The excess of the total purchase consideration over the estimated fair value of the net assets acquired, together with capitalized costs, is allocated to goodwill.

3.  PRO FORMA ADJUSTMENTS

Adjustments

     As discussed above, these pro forma adjustments are based on certain estimates and assumptions made as of the date of the unaudited pro forma condensed consolidated financial information. The actual adjustments will depend on a number of factors, including changes in the estimated fair value of net balance sheet assets and operating results of Citigroup L&A between December 31, 2004 and the effective date of the acquisition. MetLife expects to make such adjustments at the effective date of the acquisition. These adjustments may be different from the adjustments made to prepare the unaudited pro forma condensed consolidated financial information and such differences may be material.

          (a) Elimination of the fair value of $160 million in available-for-sale fixed maturity securities held by Citigroup and issued by MetLife and the related historical cost of the debt securities issued by MetLife of $154 million. The related interest expense to MetLife and interest income to Citigroup L&A of $8 million has also been eliminated in the accompanying unaudited pro forma condensed consolidated statement of income.

          (b) Sale by MetLife of available-for-sale fixed maturity securities with a carrying value of $1,404 million to fund the acquisition of Citigroup L&A. The unaudited pro forma condensed consolidated statement of income reflects a reduction in net investment income as a result of the assumption that the sale of such fixed maturity securities would have occurred at the beginning of 2004. The net investment income foregone was computed based upon the average yield of fixed maturities of 6.55% in 2004 and was $92 million during 2004. Any gain/loss on the sale of such investments would not be part of the normal course of business and, as such, has not been reflected in the accompanying unaudited pro forma condensed consolidated statement of income.

          (c) Fair value adjustment of $73 million for the difference between the estimated fair value and carrying value of Citigroup L&A's investment in mortgage loans. Related amortization of the fair value adjustment during 2004 was estimated to be $15 million in the unaudited pro forma condensed consolidated statement of income.

          (d) Fair value adjustment of $5 million for the difference between the estimated fair value and carrying value of Citigroup L&A's investment in policy loans. Related amortization of the fair value adjustment during 2004 was estimated to be $1 million in the unaudited pro forma condensed consolidated statement of income.

          (e) Fair value adjustment of $145 million relates to Citigroup L&A's investment in real estate joint ventures held-for investment. Related amortization of the fair value adjustment during 2004 was estimated at $5 million and is reflected as a reduction in net investment income in the unaudited pro forma condensed consolidated statement of income.

          (f) A real estate property with a carrying value of $478 million was sold on May 4, 2005 for $1,720 million, resulting in an anticipated gain of $758 million, net of current income taxes payable of $460 million, deferred income taxes of ($51) million and transaction costs of $75 million. The real estate property was sold to facilitate the funding of the transaction.

                                 METLIFE, INC.

                        NOTES TO THE UNAUDITED PRO FORMA

          CONDENSED CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

               Net investment income on the unaudited pro forma condensed consolidated statement of income has been reduced by $67 million to reflect the elimination of the investment income on such property as if it had then been sold as of the beginning of 2004. As the anticipated gain would be reported as discontinued operations, it has not been reflected in the accompanying unaudited pro forma condensed consolidated statement of income. The gain has been reflected as an increase in equity in the accompanying unaudited pro forma condensed consolidated balance sheet.

          (g) Fair value adjustment of $14 million relates to Citigroup L&A's investment in real estate held-for-sale. No related amortization of the fair value adjustment was estimated to have occurred during 2004.

          (h) Fair value adjustment of $245 million for the difference between the estimated fair value and carrying value of Citigroup L&A's investment in other invested assets -- principally the purchase accounting adjustment related to the elimination of the historical deferred policy acquisition costs and the establishment of value of business acquired ("VOBA") related to certain joint ventures acquired. Related amortization of the fair value adjustment during 2004 was estimated at $9 million and is reflected as a reduction in other revenues in the unaudited pro forma condensed consolidated statement of income.

          (i) The pro forma financing adjustment represents the cash position of $10,623 million resulting from the issuance of the commercial paper, senior debt, mandatorily convertible equity units, and perpetual preferred stock as well as the sale of real estate and fixed maturity securities. The common stock issuance of $1,000 million is reflected separately from the cash financing sources in the pro forma financing adjustments column. The remittance to Citigroup of $10,500 million of cash and $1,000 million in common stock to acquire Citigroup L&A, plus transaction costs to other parties, is reflected in the pro forma purchase adjustments column.

               The transaction costs of $123 million represent an estimate of the costs that the Company expects to incur over a two year period. These costs consist primarily of investment banker and legal fees, severance payments, relocation costs, lease terminations, and closing of facilities of Citigroup L&A and have been included in the purchase price. Actual costs may vary from such estimates.

          (j) Adjustment of $1,521 million to reinsurance recoverable represents an increase in reinsurance recoverable for benefits ceded to reinsurers and was computed using the same assumptions that were used to determine the purchase accounting adjustment to the liability for future policy benefits.

               Adjustments to the liability for future policy benefits of $3,567 million represents the difference between the Citigroup L&A carrying value of such liabilities and the purchase accounting basis of such liabilities using current assumptions. Included within such adjustment is $215 million related to Citigroup L&A's Argentinian operations as described in pro forma adjustments 3(ff)(i) and (ii).

               Elimination of reinsurance recoverable on the liability for future policy benefits and the liability for future policy benefits of $457 million between MetLife and Travelers Insurance Company, a subsidiary of Citigroup L&A, related to a reinsurance agreement between the two entities which will become an intercompany arrangement upon acquisition.

               Amortization of the adjustment to the liability for future policy benefits resulted in a decrease in policyholder benefits and claims of $36 million in 2004.

                                 METLIFE, INC.

                        NOTES TO THE UNAUDITED PRO FORMA

          CONDENSED CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

          (k) The adjustment to policyholder account balances of $2,634 million represents the adjustment of the Citigroup L&A's carrying value to amounts based on expected liability cash flows discounted at current crediting rates.

               Interest credited to policyholder account balances in 2004 decreased by $227 million as a result of the revaluation of policyholder account balances.

          (l) Elimination of Citigroup L&A's historical deferred policy acquisition costs of $2,926 million, and related 2004 amortization of $394 million.

          (m) Elimination of Citigroup L&A's historical VOBA of $91 million and related 2004 amortization of $10 million.

          (n) The VOBA reflects the estimated fair value of in force contracts and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from the life insurance and annuity contracts in force at the acquisition date. VOBA was based on actuarially determined projections, by each block of business, of future policy and contract charges, premiums, mortality and morbidity, separate account performance, surrenders, operating expenses, investment returns and other factors. Actual experience on the purchased business may vary from these projections. An 11.5% discount rate was used to value VOBA.

               VOBA is amortized in relation to estimated gross profits or premiums, depending on product type. If estimated gross profits or premiums differ from expectations, the amortization of VOBA is adjusted to reflect actual experience. At December 31, 2004, the VOBA balance is estimated at $2,943 million. The estimated amortization for 2004 was $283 million.

               The following table provides an estimated amortization of the pro forma consolidated VOBA from 2005 to 2009:

                                    (IN MILLIONS)
               2005......................................................  $306
               2006......................................................  $301
               2007......................................................  $283
               2008......................................................  $257
               2009......................................................  $231

          (o) Elimination of Citigroup L&A's historical goodwill of $225 million.

          (p) Represents the goodwill of $4,856 million arising from the transaction. See computation in Note 2.

          (q) Represents the recognition of identifiable intangible assets, comprised of the Citigroup L&A distribution agreement and customer relationships acquired as a part of the purchase. The estimated fair value of the distribution agreement and customer relationships are $166 million and $13 million, respectively, for a total of $179 million. The identifiable intangibles will be amortized in relation to the expected economic benefits of the agreement. Amortization for the first full year of the agreement is estimated to be $3 million.

          (r) Fair value adjustment of $11 million for the difference between the estimated fair value and carrying value of Citigroup L&A's other assets and a recoverable from Citigroup of $25 million as described in pro forma adjustment 3(ff)(iii). The estimated amortization in 2004 was not material.

                                 METLIFE, INC.

                        NOTES TO THE UNAUDITED PRO FORMA

          CONDENSED CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

          (s) Adjustment representing the costs associated with the issuance of commercial paper, senior debt and mandatorily convertible equity units of $74 million. During 2004, $20 million of such costs were assumed to be amortized.

          (t) Adjustment to debt represents the issuance of $1,000 million of commercial paper, $2,700 million senior debt, and $2,000 million of mandatorily convertible equity units as described in Note 2. Related interest expense is also described in Note 2. Related debt issuance costs, and their amortization, are described in pro forma adjustment 3(s).

               Adjustment to equity represents the issuance of $1,000 million of common stock to Citigroup and $2,000 million of perpetual preferred shares as described in Note 2. Approximately $52 million in costs is associated with the issuance of the perpetual preferred stock and has been reflected as a reduction of their carrying value.

          (u) Deferred income taxes are adjusted to reflect the income tax effects of the pro forma purchase adjustments and the adjustment of the tax basis of the assets and liabilities acquired as a result of an election under Internal Revenue Code Section 338. The net effect of such adjustments is $1,976 million. The deferred tax asset is net of a valuation allowance of $123 million related to operations in Argentina.

          (v) The pro forma adjustment of $229 million consists of the fair value adjustment to decrease other liabilities for the difference between the estimated fair value and carrying value of Citigroup L&A's other liabilities.

          (w) The pro forma adjustment of $111 million records the estimated present value of the contractual payments to be made under the terms of the variable share forward contract component of the mandatorily convertible equity units. Also, a pro forma adjustment of $4 million has been made to record one year of accretion on that accrued balance. See Note 2 for further discussion of the terms of the mandatorily convertible equity units.

          (x)  Elimination of Citigroup L&A's historical equity balances.

          (y) Represents a reclassification of $47 million in surrender fees from other revenues to universal life and investment-type policy fees offset by the elimination of $13 million in amortization of deferred policy fees resulting from the elimination of such deferred revenue, included within the other liabilities pro forma adjustment 3(v), in purchase accounting.

          (z) The pro forma purchase adjustments represent amortization of premiums and discounts of $282 million on fixed maturity securities of Citigroup L&A based upon the fair value of these assets as of December 31, 2004. Realized gains and losses have not been adjusted and, therefore, are based on their historical cost basis. Also included in such adjustment is $15 million in amortization of the increase in fair value of mortgage loans as described in pro forma adjustment 3(c), $1 million related to the amortization of the fair value adjustment on policy loans as described in pro forma adjustment 3(d), $5 million of amortization of the increase to real estate held-for-investment as described in pro forma adjustment 3(e), and the elimination of $8 million of investment income on the MetLife securities held by Citigroup L&A as described in pro forma adjustment 3(a).

          (aa) Represents the elimination of investment income on fixed maturity securities and real estate sold of $92 million and $67 million, respectively, as described in pro forma adjustments 3(b) and 3(f), respectively.

                                 METLIFE, INC.

                        NOTES TO THE UNAUDITED PRO FORMA

          CONDENSED CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

          (bb) Represents a reclassification of $47 million in surrender fees from other revenues to universal life and investment-type policy fees, plus the elimination of $27 million in amortization of deferred ceding commission income resulting from the elimination of such deferred revenue, included within the other liabilities adjustment in pro forma adjustment 3(v), in purchase accounting, and the amortization of the fair value of other invested assets of $9 million as described in pro forma adjustment 3(h).

          (cc) Decrease in other expenses relates to purchase adjustments as follows:

                                                                           (in millions)
             1) Elimination of intercompany interest expense.............    3(a)  $  (8)
             2) Elimination of amortization on historical deferred policy
               acquisition costs.........................................    3(l)   (394)
             3) Elimination of historical amortization of VOBA...........    3(m)    (10)
             4) Amortization of VOBA.....................................    3(n)    283
             5) Amortization of other intangible assets..................    3(q)      3
             6) Amortization of other asset adjustments..................    3(r)     (5)
                                                                                   -----
                                                                                   $(131)
                                                                                   =====

          (dd) Interest expense on financing of transaction of $255 million is disclosed in Note 2, amortization of debt issuance costs of $20 million in pro forma adjustment 3(s) and $4 million in accretion on accrued contractual payments on mandatorily convertible equity units in pro forma adjustment 3(w) for total interest expense of $279 million.

          (ee) Represents the income tax effect of all pro forma consolidated statement of income adjustments using a tax rate of 35% adjusted to eliminate certain tax items which are not relevant to this current pro forma presentation.

          (ff) As a part of the acquisition, MetLife will acquire Citigroup L&A's insurance operations in Argentina. The Argentinian economic, regulatory and legal environment, including interpretation of laws and regulations by regulators and courts, is uncertain. Potential legal or governmental actions related to pension reform, fiduciary responsibilities, performance guarantees and tax rulings could adversely affect the results of the combined company as reflected in the accompanying unaudited pro forma condensed consolidated financial information.

                Upon acquisition there are certain liabilities which will be established in purchase accounting as follows (subject to any adjustments to reflect changes in Citigroup L&A's closing balance sheet):

                (i) In order to conform to MetLife's interpretation of
                    applicable Argentine law, death and disability liabilities will increase by an estimated $110 million in Citigroup L&A's managed pension business in Argentina. This increase reflects additional death and disability claims that have occurred through December 31, 2004 but had not yet been approved by the Argentine regulator. MetLife's policy has been to accrue a liability for incurred claims in excess of the claims-made amounts, reflecting management's belief that applicable Argentine law does not relieve the managed pension business from providing for such additional claims. The accrued liability recorded by Citigroup L&A as of December 31, 2004 reflects Citigroup's belief that the managed pension business is only obligated under applicable Argentine law to provide group claims-made coverage to the managed pension business customers.

                                 METLIFE, INC.

                        NOTES TO THE UNAUDITED PRO FORMA

          CONDENSED CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

                (ii) An additional liability of $105 million will be established related to litigation and an impending Supreme Court ruling in connection with the pesification of certain policyholder liabilities from U.S.-dollar-denominated insurance policies in January 2002 when the Argentina government converted all foreign currency denominated financial contracts to Argentinian pesos.

                     The historical financial statements of Citigroup L&A reflect a liability for future policy benefits for the affected insurance policies based on a conversion ratio of one Argentine peso to one U.S. dollar adjusted by CER (inflation index), which is the conversion ratio specified by the conversion law and implementing regulations for these policies. However, throughout the country and affecting all insurance companies, policyholders have challenged the legality of the conversion of their policies to pesos in various court proceedings. When policyholders have brought similar actions against MetLife's Argentinian insurance companies, MetLife has accrued a liability, which it believes is both probable and reasonably estimable, for the difference between the value of the policy based on its original U.S. dollar terms and current open market currency exchange rates. In accordance with the requirements of Statement of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS No. 141"), a pro forma adjustment of $35 million has been recorded to reflect MetLife's estimate of the present value of such policy liabilities at December 31, 2004.

                     The Supreme Court of Justice of Argentina is also currently considering actions challenging the peso conversion as it was applied to insurance policies and annuity contracts. The outcome of the Supreme Court action is uncertain, but MetLife considers it probable that some modification to the original peso conversion will be required and that the most likely modification will be to require a conversion ratio of 1.4 Argentinian pesos to one U.S. dollar, which is the conversion ratio applied to bank deposits. MetLife has estimated the fair value of the additional policy liability required for Citigroup L&A's insurance companies would be approximately $70 million; accordingly, in accordance with SFAS 141, MetLife has recorded an adjustment to record the fair value of such liability. The maximum exposure for these companies if the Supreme Court were to overturn entirely the peso conversion is approximately $190 million. MetLife considers the possibility that the Supreme Court will entirely overturn the peso conversion as applied to insurance policies to be remote because the Supreme Court has previously upheld the peso conversion as applied to bank deposits at a conversion ratio of 1.4 Argentinian pesos to one U.S. dollar.

                (iii) A pro forma adjustment of $50 million at December 31, 2004 has been recorded related to tax contingencies generated upon pesification and the conversion of Argentinian national debt obligations from US dollars to pesos at a conversion rate of 1.4 Argentinian peso to one U.S. dollar adjusted by CER (inflation index). Based on statements from the Argentinian Undersecretary of Public Revenues Ministry of Economy MetLife believes a tax liability exists on the conversion premium and the CER; accordingly, a liability has been established for this potential tax contingency. A receivable of $25 million from Citigroup has also been established as Citigroup has indemnified MetLife for 50% of such tax contingencies.

                                 METLIFE, INC.

                        NOTES TO THE UNAUDITED PRO FORMA

          CONDENSED CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

Merger Related Costs

     MetLife's preliminary integration plan includes merger related costs of approximately $196 million, $127 million net of income taxes. Such costs are not included in the purchase price allocation but are period costs which will be charged to the statement of income as incurred over a two year period subsequent to the closing of the acquisition. As these costs are not a part of the normal operations of MetLife, they have not been reflected in the accompanying unaudited pro forma condensed consolidated statement of income. These costs include expenses related to the redeployment of MetLife staff, retention bonuses for Citigroup L&A employees, MetLife employee-related restructuring and integration expenses, system migration, product integration and other infrastructure costs. As integration plans are finalized and implemented, such costs will be more precisely quantified. Actual costs may vary materially from these preliminary estimates.

4.  EARNINGS PER COMMON SHARE

     Pro forma earnings per common share for the year ended December 31, 2004 has been calculated based on the estimated weighted average number of common shares on a pro forma basis, as described below.

     (a) The historical weighted average number of common shares of MetLife was
         749.7 million and 754.8 million, basic and diluted, respectively, for the year ended December 31, 2004.

     (b) The pro forma weighted average number of common shares, after giving effect to the acquisition, is 773.8 million and 778.9 million, basic and diluted, respectively, for the year ended December 31, 2004. The pro forma weighted average number of common shares reflects the issuance of 24.1 million MetLife common shares to Citigroup in the acquisition. For purposes of calculating the number of shares to be issued to Citigroup, the price of the MetLife common shares to be issued is assumed to be $41.44 per common share, which represents the weighted average closing price of MetLife's common shares on the New York Stock Exchange for the ten-day period ending May 11, 2005.

     (c) Estimated dividends of $120 million on the perpetual preferred stock to be issued in connection with the acquisition have been deducted from income available to common stockholders for purposes of the pro forma earnings per share calculation. See Note 2 for discussion of the dividend rate used in preparing the pro forma earnings per share.

     (d) As discussed in Note 2, the value of shares to be issued to Citigroup by MetLife under the Agreement may range up to $3 billion. This pro forma financial information assumes that $1 billion of common shares will be issued. The impact of issuing an additional $2 billion of common shares, for a total of $3 billion, to Citigroup would increase the basic and diluted weighted average common shares by 48.3 million shares and reduce both the basic and diluted pro forma earnings per share amounts by $0.16, to $3.92 and $3.89, respectively. The increase in the number of common shares issued by $2 billion reduces the amount of the mandatorily convertible equity units by $2 billion which results in a decrease in interest expense of $80 million, $52 million after income taxes. Debt issuance costs on the mandatorily convertible equity units would decline by $55 million, $36 million after income taxes. The amortization of debt issuance costs and amortization of the accretion on accrued contractual payments related to the forward share contract component of the mandatorily convertible equity units would also decline by $18 million, $12 million after income taxes, and $4 million, $3 million after income taxes, respectively.